Exhibit 99.3

AIM ImmunoTech Reports Positive Year-End Interim Clinical Progress from Phase 2 Study

Evaluating Ampligen® (rintatolimod) in Combination with AstraZeneca’s Imfinzi®

(durvalumab) for the Treatment of Pancreatic Cancer

Year-end report discusses combination therapy’s Mechanism of Action activating both innate and adaptive immune responses

OCALA, Fla., February 5, 2026/ AIM ImmunoTech Inc. (NYSE American: AIM) (“AIM” or the “Company”) today reported positive data in a year-end update from the ongoing Phase 2 clinical study evaluating AIM’s drug Ampligen® (rintatolimod) combined with AstraZeneca’s anti-PD-L1 immune checkpoint inhibitor Imfinzi® (durvalumab) in the treatment of metastatic pancreatic cancer patients with stable disease post-FOLFIRINOX standard of care (the “DURIPANC” study) (see: ClinicalTrials.gov NCT05927142). This is a follow-up Phase 2 to a 57-subject early access program (“EAP”) of Ampligen as a monotherapy in late-stage pancreatic cancer, where Ampligen was associated with median survival of 19.7 months, which is an extension of median overall survival of 8.6 months when compared to the standard of care. The EAP subjects also reported improved quality of life.

AIM CEO Thomas K. Equels states: “We know all too well that metastatic pancreatic cancer is a killer. Ampligen has the potential to be a gamechanger in the treatment of this highly lethal and unmet oncological need. Quality of life for pancreatic cancer patients is extremely painful and subject to co-morbidities due to the tumor-induced immune suppressive state. Additionally, other metastatic pancreatic cancer chemotherapies and immunotherapies typically have harsh side effects. However, Erasmus has informed us that the pancreatic cancer patients who received Ampligen have reported meaningful improvements in their quality of life. This data sharply focuses our aim on late-stage pancreatic cancers, which killed more than 100,000 people in the American and European Union markets and more than 450,000 people worldwide as recently as 2022. I do not believe there is any other therapeutic in this stage of the pipeline that is producing these types of survival results combined with improvement in quality of life.”

The DURIPANC study is an investigator-initiated, exploratory, open-label, single-center study expected to enroll up to 25 subjects in the Phase 2 portion. The clinical trial is a joint collaboration between AIM, AstraZeneca and Erasmus Medical Center (“Erasmus MC”) in the Netherlands. The primary objective of the study is the clinical benefit rate of the combination therapy. The secondary/exploratory objectives include assessing overall survival (OS) and progression-free survival (PFS); exploring immune-monitoring using available tissue biopsies and peripheral immune profiling; and assessing quality of life.

Eighteen patients have been enrolled in the study. Lead investigator Marjolein Y. V. Homs, MD, PhD, Department of Medical Oncology, Erasmus MC Cancer Institute, emphasized that the promising Progression-Free Survival and Overall Survival seen in Phase 1 of the study – which supported advancement to the ongoing Phase 2 portion of the study – continue to be seen and that enrollment is ongoing. Erasmus MC expects that detailed data will be published later this year.

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According to Erasmus MC, there has also been no significant toxicity – an encouraging safety profile for a post-chemo setting – and Ampligen subjects are consistently reporting “high quality of life” during treatment.

See: DURIPANC, Year-End Interim Clinical Progress Update

Prof. Casper van Eijck, MD, PhD, of Erasmus MC, states: “Erasmus MC clinicians and researchers are seeing immune system changes that suggest a coordinated activation of innate and adaptive responses – or, to put it more simply, the combination of Ampligen and Durvalumab seems to be enhancing the body’s natural immune system. This perceived mechanism of action together with the clinical results supports continued investigation of this combination in post-FOLFIRINOX patients with pancreatic ductal adenocarcinoma.”

Additionally, AIM has published on its website an updated corporate presentation that emphasizes the Company’s priority goal of a new drug approval for Ampligen in the treatment of pancreatic cancer. The presentation details AIM’s research and development work in pancreatic cancer; how Ampligen is believed to work in the treatment of pancreatic cancer; and why AIM believes that pancreatic cancer research and development holds the most potential for AIM’s stockholders. The largest mergers and acquisitions deals in the biotech space often involve oncology drugs in Phase 3 clinical trials or later in development, and so AIM believes that moving Ampligen toward – and ultimately into – a Phase 3 clinical trial has great financial potential for the Company and its stockholders.

See: Ampligen Breakthroughs in Treating Late-Stage Pancreatic Cancer: Corporate Presentation – February 2026

AIM’s intellectual property portfolio includes a U.S. patent for Ampligen as an oncology treatment in combination with anti-PD-L1 therapies, similar to that seen in the DURIPANC clinical trial combining Ampligen and AstraZeneca’s durvalumab; this patent extends protection to August 9, 2039. AIM has also been awarded orphan drug designations in pancreatic cancer by both the United States and the European Union, granting years of market exclusivity to AIM for Ampligen post-commercial approval.

Equels adds: “This patent protection and the orphan drug designations’ market exclusivity have the potential to create great value for our stockholders in this large-market unmet medical need.”

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat multiple types of cancers, immune disorders and viral diseases, including COVID-19. The Company’s lead product is a first-in-class investigational drug called Ampligen® (rintatolimod), a dsRNA and highly selective TLR3 agonist immuno-modulator with broad spectrum activity in clinical trials for globally important cancers, viral diseases and disorders of the immune system.

For more information, please visit aimimmuno.com and connect with the Company on X, LinkedIn, and Facebook.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “continue,” “believe,” “potential,” “upcoming” and other variations thereon and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. Many of these forward-looking statements involve a number of risks and uncertainties. Data, pre-clinical success and clinical success seen to date do not guarantee that any Ampligen-involved clinical trial will be successful or that Ampligen will be approved as a therapy in pancreatic cancer. The Company urges investors to consider specifically the various risk factors identified in its most recent Form 10-K, and any risk factors or cautionary statements included in any subsequent Form 10-Q or Form 8-K, filed with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Among other things, for those statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof.

Investor Contact:

JTC Team, LLC

Jenene Thomas

908.824.0775

AIM@jtcir.com

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